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E-Filed

Colorado Secretary of State
Date and Time: 06/17/2020 10:43 AM
ID Number: 20061358431

Document number: 20201520731
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20061358431
(Colorado Secretary of State ID number)

Entity name Sunshine Biopharma, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Telsey *(Last)* Andrew *(First)* ______ *(Middle)* ______ *(Suffix)*

6198 S. Moline Court
(Street name and number or Post Office Box information)

Englewood *(City)* CO *(State)* 80111 *(Postal/Zip Code)*

______ *(Province – if applicable)* United States *(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ATTACHMENT TO ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF SUNSHINE BIOPHARMA, INC.

Section 1 of the Article thereof numbered "II" of Attachment 1 to the Articles of Incorporation shall be stricken in its entirety and the following Section 1 substituted in its place and stead:

> Section 1. Number. The amount of the total authorized capital stock of the Corporation shall be Three Billion Thirty Million (3,030,000,000) shares consisting of Three Billion (3,000,000,000) shares of Common Stock, $0.001 par value per share, and Thirty Million (30,000,000) shares of Preferred Stock, $0.10 par value per share, consisting of Twenty Nine Million (29,000,000) undesignated shares of Preferred Stock, $0.10 per share and One Million (1,000,000) shares of Series "B" Preferred Stock, $0.10 par value per share, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:
>
> **A. Common Shares**
>
> (a) The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.
>
> (b) The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.
>
> **B. Preferred Shares**
>
> The Corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by this Certificate of Incorporation and the General Corporation Law of Colorado in respect to the following:
>
> (a) The number of shares to constitute such series, and the distinctive designations thereof;
>
> (b) The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;
>
> (c) Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
>
> (d) The amount payable upon shares in the event of involuntarily liquidation;

(e) The amount payable upon shares in the event of voluntary liquidation;

(f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h) Voting powers, if any; and

(i) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

C. **Series "B" Preferred Stock**

(a) *Designation of Series.*

This series of Preferred Stock shall be designated as "Series "B" Preferred Stock" and the number of shares of such series shall be One Million (1,000,000).

(b) *Stated Value*

The stated value of the Series "B" Preferred Stock shall be $0.10 per share.

(c) *Dividends.*

The holders of Series "B" Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

(d) *Redemption.*

The Series "B" Preferred Stock shall not be redeemable by the Corporation.

(e) *Preference on Liquidation.*

(1) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series "B" Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Common Shares or junior stock, an amount equal to $0.10 per share.

(2) A reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this subdivision (e) and, in the event of any such reorganization, consolidation, merger or sale of assets, the Series "B" Preferred Shares shall be entitled only to the rights provided in the plan of reorganization.

(f) *Voting Rights*

The holders of the Series "B" Preferred Shares and the holders of the Common Shares issued and outstanding shall have and possess equal rights to notice of shareholders' meetings. The holders of the Series "B" Preferred Shares shall be entitled to One Thousand (1,000) votes per share of Series "B" Preferred Stock held by them at any meeting of shareholders for the election of directors or upon any other matter. Except as otherwise provided herein or in any other Certificate of Designation creating a series of Preferred Shares or by law, the holders of Series "B" Preferred Shares and the holders of Common Shares and any other capital shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

(g) *Reacquired Shares*

Any Series "B" Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.